Exhibit 99.1

NEWS RELEASE	CONTACT:	Lois Lee
loislee@invacare.com
440-329-6435

INVACARE REPORTS RESULTS FOR THIRD QUARTER 2020

Achieved sequential improvement in net sales and profitability
Increases full year 2020 guidance for net sales and Adjusted EBITDA
Retired $24.5 million of convertible notes due in 2021

ELYRIA, Ohio - (October 29, 2020) - Invacare Corporation (NYSE: IVC) ("Invacare" or the "company") today reported results for the quarter ended September 30, 2020.

Key Metrics (3Q20 versus 3Q19, except as noted*)
•Reported net sales were down 10.1% to $211.9 million, while constant currency net sales(a), which excludes the 1Q20 Dynamic Controls divestiture, decreased 10.0%.
◦Revenue growth in respiratory products was more than offset by lower sales in mobility and seating and lifestyle products.
◦Sales of mobility and seating and lifestyle products continue to be impacted by the pandemic, with public health measures in certain geographies limiting access to healthcare professionals and institutions needed for certain product selections, and limited access to long-term care facilities.
•Reported net sales increased sequentially from 2Q20 by 8.0%, driven primarily by Europe mobility and seating products, which grew 38.4%. Constant currency sequential net sales(b) increased 4.3%, with growth in mobility and seating products of 17.6% offset by lower sales of lifestyle products, primarily bed and bed-related products.
•Gross profit as a percent of net sales decreased 40 basis points compared to the prior year to 28.3%, attributable to unfavorable manufacturing variances associated with reduced net sales compared to 3Q19, primarily in Europe.
•Reported SG&A expenses improved by $8.0 million, or 12.6%, and constant currency SG&A(c) improved by $7.8 million, or 12.5%, driven primarily by reduced employment costs, lower commercial expenses and favorable foreign exchange.
•Operating income improved by $0.5 million, or 21.2%, to $2.9 million, driven by reduced SG&A expenses partially offset by lower gross profit as result of reduced net sales.
•GAAP loss per share was $0.21 compared to a loss per share of $0.24. Adjusted net loss per share(e) was $0.10 compared to adjusted net loss per share of $0.15.
•Adjusted EBITDA(f) improved by $0.2 million, or 2.5%, to $9.8 million driven by reduced SG&A expenses, which represents the 12th consecutive quarter of year-over-year improvement.

•Free cash flow(g) usage was $1.8 million, a decrease of $14.1 million compared to free cash flow generation in 3Q19, primarily due to net cash used by operating activities supporting working capital needs. Sequentially as compared to 2Q20, free cash flow usage improved $0.1 million, due to higher profitability and lower inventory, offset by reduced accounts payable. Sequential increase in revenue resulted in increased account receivable as well.

* Date format is quarter and year in each instance

Key Financial Results (3Q20 versus 3Q19)

(in millions USD)	3Q20	3Q19	$ Change Fav/(Unfav)	% Change Fav/(Unfav)
Net Sales	$211.9	$235.8	$(23.9)	(10.1)%
Constant Currency Net Sales (1)	$208.8	$232.0	$(23.2)	(10.0)%
Gross Profit % of Net Sales	28.3%	28.7%		(40 bps)
Gross Profit	$60.0	$67.6	$(7.5)	(11.2)%
Reported SG&A	$55.5	$63.5	$8.0	12.6%
Constant Currency SG&A (1)	$54.7	$62.5	$7.8	12.5%
Operating Income	$2.9	$2.4	$0.5	21.2%
Adjusted EBITDA	$9.8	$9.6	$0.2	2.5%
Free Cash Flow	$(1.8)	$12.3	$(14.1)	--
(1) Based on 3Q19 FX rates
Key Financial Results (3Q20 versus 2Q20)

(in millions USD)	3Q20	2Q20	$ Change Fav/(Unfav)	% Change Fav/(Unfav)
Net Sales	$211.9	$196.3	$15.6	8.0%
Constant Currency Sequential Net Sales (2)	$204.8	$196.3	$8.5	4.3%
Gross Profit % of Net Sales	28.3%	28.9%		(60 bps)
Gross Profit	$60.0	$56.7	$3.4	6.0%
Reported SG&A	$55.5	$57.4	$1.9	3.3%
Constant Currency Sequential SG&A (d), (2)	$54.0	$57.4	$3.4	6.0%
Operating Income (Loss)	$2.9	$(2.2)	$5.2	--
Adjusted EBITDA	$9.8	$6.6	$3.2	48.7%
Free Cash Flow	$(1.8)	$(1.9)	$0.1	3.2%
(2) Based on 2Q20 FX rates
Executive Summary
"I am pleased with our 3Q20 performance which reflects sequential improvement in net sales and a nearly 49% sequential increase in profitability, despite the continuing pandemic. We successfully achieved our 12th consecutive quarter of higher year-over-year quarterly Adjusted EBITDA growth by taking actions to leverage SG&A expenses, mitigate supply chain constraints, and introduce new products which are expected to drive incremental sales growth. In addition, our transformation initiatives have driven sustainable improved results in line with our expectations, and we remain poised to continue delivering stronger results even as we navigate the challenging environment," commented Matt Monaghan, chairman, president and chief executive officer.

"In Europe, we were encouraged by double-digit improvement in sequential net sales as public health restrictions began to ease, reflecting returning demand during this initial phase of the recovery. Looking ahead, we are seeing positive momentum in sales in our key countries of France and Germany, with the UK remaining relatively closed. As markets continue to re-open, we anticipate this will have a positive impact on net sales, however, pandemic-related closures are unpredictable and may occur intermittently over the winter months, but are not expected to be as severe as those enacted in 2Q20.

At the same time, our North America business remained resilient, demonstrated by both year-over-year and sequential improvement in net sales, and a $4.7 million improvement in operating income compared to the prior year. For respiratory products, demand remained elevated as the pandemic persisted, and we expect this trend to continue but return to a more normalized level of sales. Due to the longer quote-to-order cycle, primarily in the United States, sales of mobility and seating products were impacted as public health restrictions in 2Q20 limited end user assessments and dampened quotes. However, as restrictions eased, we experienced significantly higher quotes in 3Q20, which we expect will be converted into stronger sales in 4Q20.

Meanwhile, we continue to make great progress on our 2020 and long-term transformational initiatives which will simplify the business and improve margins. Our global IT modernization and plant consolidation in Germany remain on track. Assuming that markets begin to normalize in 2021, we expect these efficiencies and the increased acceptance of new products will drive incremental sales growth beyond pre-pandemic levels, accelerating our already improving operating results," concluded Monaghan.

Kathy Leneghan, senior vice president and chief financial officer stated, "As guided, we achieved constant currency sequential net sales improvement while Adjusted EBITDA improved both year-over-year and sequentially. Free cash flow usage in the quarter of $1.8 million was impacted by reduced accounts payable and increased accounts receivable, which should largely be collected in 4Q20. In addition, we took further actions to improve our balance sheet by retiring $24.5 million of convertible notes due in 2021 at a slight aggregate discount to par, leaving less than $1.3 million maturing in February 2021. We remain confident that our increasingly flexible balance sheet will support us through the transformation, and as always, we continue to assess opportunities to further optimize our capital structure."

Updated Full Year 2020 Guidance
Consolidated net sales are expected to improve sequentially, but remain lower than prior year, based on continuing access to healthcare facilities without new public health restrictions, and from increased adoption of new products. While the markets are expected to continue to remain open, pandemic-related closures may vary over the winter months. Given the timing of the recognition of sequential improvements in sales during the fourth quarter, the company anticipates increased free cash flow usage for the full year as a result of timing in collection of cash until 1Q21.

As a result of the sequential improvement in the business performance achieved in the third quarter and visibility into the early months of the fourth quarter, for the full-year 2020, the company now expects:
•Reported net sales of at least $840 million, up from previous range of $810 to $840 million;
•Adjusted EBITDA in the range of $28 to $32 million, up from previous range of $27 to $30 million; and
•Free cash flow usage in the range of $8 to $12 million, changed from previous range of $7 to $10 million.

3Q20 Segment Results versus 3Q19

(in millions USD)	Net Sales				Operating Income (Loss)
	3Q20	3Q19	Reported % Change	Constant Currency % Change	3Q20	3Q19	% Change
Europe	$116.3	$137.4	(15.3)%	(17.5)%	$7.6	$11.4	(33.1)%
North America	88.1	87.1	1.1	1.2	3.0	(1.7)	--
All Other	7.6	11.3	(33.0)	(3.1)	(6.1)	(5.6)	(8.1)

Europe - Constant currency net sales decreased 17.5% as sales continued to be impacted by the pandemic and with public health restrictions in certain countries continuing to limit access to healthcare professionals and institutions needed for certain product selections. These measures lowered sales for mobility and seating products most significantly, and, to a lesser extent, non-bed lifestyle products, and were partially offset by growth in bed systems and respiratory products. Gross profit declined by $8.1 million, or 230 basis points, due to reduced net sales and unfavorable operational variances, as a result of the pandemic. Operating income was $7.6 million, a decrease of $3.8 million due to reduced gross profit as result of lower net sales partially offset by reduced SG&A expenses.

North America - Constant currency net sales increased 1.2% driven by respiratory products, partially offset by lower sales of mobility and seating and non-bed lifestyle products, which continue to be adversely impacted by pandemic-related public health restrictions. In addition, both power and manual wheelchair net sales were lower due to reduced levels of quotes for these products in the early part of 2Q20, which would normally convert to sales in 3Q20. As a result of significantly higher quote levels in 3Q20 compared to 2Q20, sales of mobility and seating products are expected to accelerate in 4Q20. Gross profit improved $2.6 million, or 170 basis points, driven by net sales growth, reduced material and freight costs, partially offset by unfavorable operational variances and warranty expense. Operating income improved by $4.7 million primarily due to the benefit of increased gross profit and reduced SG&A expenses.

All Other - Constant currency net sales in the Asia Pacific region decreased 3.1% due to lower sales of mobility and seating products and service revenue, partially offset by growth in lifestyle products. Operating loss for All Other includes the operating income of the Asia Pacific business, offset by unallocated SG&A expenses and intercompany eliminations. Operating loss for All Other increased $0.5 million primarily as a result of the Dynamic Controls divestiture in 1Q20.

3Q20 Segment Results versus 2Q20

(in millions USD)	Net Sales				Operating Income (Loss)
	3Q20	2Q20	Reported % Change	Sequential Constant Currency % Change	3Q20	2Q20	% Change
Europe	$116.3	$101.9	14.1%	8.0%	$7.6	$2.2	249.6%
North America	88.1	86.6	1.7	1.3	3.0	4.8	(37.8)
All Other	7.6	7.8	(3.5)	(10.3)	(6.1)	(7.7)	21.4

Europe - Constant currency sequential net sales increased 8.0% driven by a 30.4% increase in mobility and seating products partially offset by lower sales of in lifestyle products, primarily bed and bed-related products, with respiratory product sales flat. Operating income improved $5.4 million primarily due to increased gross profit driven by increased net sales, including favorable product mix due to higher sales of mobility and seating products, and favorable foreign exchange, partially offset by unfavorable manufacturing variances.

North America - Constant currency sequential net sales increased 1.3% primarily driven by growth in non-bed lifestyle products. Operating income decreased $1.8 million primarily due to increased SG&A expenses and lower gross margin driven by a return to more normal acuity product mix.

All Other - Constant currency sequential net sales declined 10.3% primarily due to lifestyle products. Operating loss for All Other includes the operating income of the Asia Pacific business, offset by unallocated SG&A expenses and intercompany eliminations. Operating loss for All Other decreased $1.7 million primarily as a result of reduced SG&A expenses, driven by lower stock compensation, partially offset by lower operating income of the Asia Pacific business due to lower net sales.

Financial Condition

The company's cash and cash equivalents balances were $86.8 million and $80.1 million at September 30, 2020, and December 31, 2019, respectively. The change was primarily the result of cash borrowed on the bank credit facility and the proceeds from the divestiture of Dynamic Controls partially offset by cash used to fund operations and debt payments, including the retirement of $24.5 million in convertible notes during 3Q20.

Free cash flow usage of in 3Q20 was $1.8 million, unfavorable by $14.1 million as compared to free cash flow generated in 3Q19. The change was primarily due to net cash used for operating activities supporting working capital needs primarily in accounts receivable and accounts payable. While capital expenditures increased related primarily to the ERP implementation, this was offset in a benefit in accrued expenses. Free cash flow usage in 3Q20 was also impacted by the timing of revenue recognized during the quarter which increased accounts receivable at the end of the quarter. Sequentially, free cash flow usage improved by $0.1 million as a result of higher profitability and lower inventory, offset by increased accounts receivable from sequential sales growth, and reduced accounts payable.

Conference Call and Webcast

As previously announced, the company will provide a conference call and webcast for investors and other interested parties to review its third quarter 2020 financial results on Friday, October 30, 2020 at 8:30 AM ET. Those wishing to participate in the live call should dial 800-458-4121, or for international callers 786-789-4772, and enter Conference ID 8637884. A simultaneous webcast of the call will be accessible at https://ctevents.webex.com. A copy of the webcast slide deck will be posted to www.invacare.com/investorrelations prior to the webcast.

A recording of the conference call can be accessed by dialing 888-203-1112 (U.S. and Canada) or 719-457-0820 (international callers) and entering the Conference ID Code 8637884 and PIN 6529, through November 6, 2020. An archive of the webcast presentation will be posted at www.invacare.com/investorrelations 24 hours after the call.

Upcoming Investor Events

•December 2, 2020 - Piper Sandler Healthcare Conference (virtual)
•December 9, 2020 - Lytham Partners Conference (virtual)
•January 13, 2021 - CJS New Ideas for the New Year Conference (virtual)
•January 14, 2021 - Needham Growth Conference (virtual)

About Invacare Corporation

Invacare Corporation (NYSE: IVC) ("Invacare" or the "company") is a leading manufacturer and distributor in its markets for medical equipment used in non-acute care settings. At its core, the company designs, manufactures and distributes medical devices that help people to move, breathe, rest, and perform essential hygiene. The company provides clinically complex medical device solutions for congenital (e.g., cerebral palsy, muscular dystrophy, spina bifida), acquired (e.g., stroke, spinal cord injury, traumatic brain injury, post-acute recovery, pressure ulcers) and degenerative (e.g., ALS, multiple sclerosis, chronic obstructive pulmonary disease (COPD), elderly, bariatric) ailments. The company's products are important parts of care for people with a wide range of challenges, from those who are active and involved in work or school each day and may need additional mobility or respiratory support, to those who are cared for in residential care settings, at home and in rehabilitation centers. The company sells its products principally to home medical equipment providers with retail and e-commerce channels, residential care operators, distributors, and government health services in North America, Europe, and Asia/Pacific. For more information about the company and its products, visit Invacare's website at www.invacare.com.

This press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that describe future outcomes or expectations that are usually identified by words such as “will,” “should,” “could,” “plan,” “intend,” “expect,” “continue,” “forecast,” “believe,” and “anticipate” and include, for example, statements related to the expected effects on the company’s business of the COVID-19 pandemic; sales and free cash flow trends; the impact of contingency plans and cost containment actions; the company’s liquidity and working capital expectations; the company’s future financial results; and similar statements. Actual results may differ materially as a result of various risks and uncertainties, including the duration and scope of the COVID-19 pandemic, the resumption of access to healthcare, including clinics and elective care, and loosening of public health restrictions, or any reimposed restrictions on access to health care or tightening of public health restrictions and impact on the demand for the company’s products; the ability of the company to obtain needed raw materials and components from its suppliers; actions that governments, businesses and individuals take in response to the pandemic, including mandatory business closures and restrictions on onsite commercial interactions; the impact of the pandemic and actions taken in response to the pandemic on global and regional economies and economic activity; the pace of recovery when the COVID-19 pandemic subsides; general economic uncertainty in key global markets and a worsening of global economic conditions or low levels of economic growth; the effects of steps the company takes to reduce operating costs; the inability of the company to sustain profitable sales growth, achieve anticipated improvements in segment operating performance, convert high inventory or accounts receivable levels to cash or reduce its costs to maintain competitive prices for its products; lack of market acceptance of the company's new product innovations; circumstances or developments that may make the company unable to implement or realize the anticipated benefits, or that may increase the costs, of its current and planned business initiatives, in particular the key elements of its enhanced transformation and growth plan such as its new product introductions, additional investments in sales force and demonstration equipment, plant consolidation in Germany, supply chain actions and global information technology outsourcing and ERP implementation activities; possible adverse effects on the company's liquidity, including the company's ability to address future debt maturities, that may result from delays in the implementation of, any failure to realize benefits from, its current and planned business initiatives; adverse changes in government and third-party payor reimbursement levels and practices in the U.S.; adverse impacts of new tariffs or increases in commodity prices or freight costs; regulatory proceedings or the company's failure to comply with regulatory requirements or receive regulatory clearance or approval for the company's products or operations; adverse effects of regulatory or governmental inspections of the company's facilities at any time and governmental investigations or enforcement actions; exchange rate fluctuations; and those other risks and uncertainties expressed in the cautionary statements and risk factors in the company's annual report on Form 10-K, quarterly reports on Form 10-Q and other filings with the Securities and Exchange Commission. The company may not be able to predict and may have little or no control over many factors or events that may influence its future results and, except as required by law, shall have no obligation to update any forward-looking statements.

INVACARE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF INCOME (LOSS) - (UNAUDITED)

(In thousands, except per share data)	Three Months Ended		Nine Months Ended
	September 30		September 30
	2020	2019	2020	2019
Net sales	$211,906	$235,774	$626,646	$695,051
Cost of products sold	151,866	168,189	446,968	500,945
Gross Profit	60,040	67,585	179,678	194,106
Selling, general and administrative expenses	55,530	63,539	174,672	197,035
Gain on sale of business	—	—	(9,790)	—
Charges related to restructuring activities	1,580	1,628	4,657	3,641
Operating Income (Loss)	2,930	2,418	10,139	(6,570)
Net gain on convertible debt derivatives	—	—	—	(1,197)
Loss on debt extinguishment including debt finance charges and fees	761	280	7,360	280
Interest expense - net	7,395	6,879	21,042	21,666
Loss before Income Taxes	(5,226)	(4,741)	(18,263)	(27,319)
Income tax provision	2,050	3,300	4,900	7,325
Net Loss	(7,276)	(8,041)	(23,163)	(34,644)

Net Loss per Share—Basic	$(0.21)	$(0.24)	$(0.68)	$(1.03)

Weighted Average Shares Outstanding—Basic	34,419	33,660	34,213	33,571

Net Loss per Share—Assuming Dilution *	$(0.21)	$(0.24)	$(0.68)	$(1.03)

Weighted Average Shares Outstanding—Assuming Dilution	34,530	33,668	34,313	33,581
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* Net loss per share assuming dilution calculated using weighted average shares outstanding - basic for periods in which there is a loss.

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET INCOME (LOSS) PER SHARE
TO ADJUSTED NET LOSS PER SHARE(e)

(In thousands, except per share data)	Three Months Ended		Nine Months Ended
	September 30		September 30
	2020	2019	2020	2019
Net Loss per share - assuming dilution*	$(0.21)	$(0.24)	$(0.68)	$(1.03)
Weighted average shares outstanding- assuming dilution	34,419	33,660	34,213	33,571
Net Loss	(7,276)	(8,041)	(23,163)	(34,644)
Income tax provision	2,050	3,300	4,900	7,325
Loss Before Income Taxes	(5,226)	(4,741)	(18,263)	(27,319)
Amortization of discount on convertible debt	3,035	2,764	8,629	9,429
Gain on sale of business	—	—	(9,790)	—
Net gain on convertible debt derivatives	—	—	—	(1,197)
Loss on debt extinguishment including debt finance charges and associated fees	761	280	7,360	280
Adjusted Loss Before Income Taxes	(1,430)	(1,697)	(12,064)	(18,807)
Adjusted Income Taxes	2,050	3,300	5,888	7,325
Adjusted Net Loss(h)	$(3,480)	$(4,997)	$(17,952)	$(26,132)

Weighted Average Shares Outstanding - Assuming Dilution	34,419	33,660	34,213	33,571
Adjusted Net Loss per Share(e) - Assuming Dilution*	$(0.10)	$(0.15)	$(0.52)	$(0.78)
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"Adjusted net loss per share" and "adjusted net loss" are non-GAAP financial measures, which are defined at the end of this press release.

*Net loss per share assuming dilution and adjusted net loss per share(e) assuming dilution are calculated using weighted average shares outstanding - basic for periods in which there is a loss.

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA(f)

	Three Months Ended		Nine Months Ended
(In thousands)	September 30		September 30
	2020	2019	2020	2019
Net Loss	$(7,276)	$(8,041)	$(23,163)	$(34,644)
Income tax provision	2,050	3,300	4,900	7,325
Interest expense - net	7,395	6,879	21,042	21,666
Loss on debt extinguishment including debt finance charges and associated fees	761	280	7,360	280
Net gain on convertible debt derivatives	—	—	—	(1,197)
Operating Income (Loss)	2,930	2,418	10,139	(6,570)
Gain on sale of business	—	—	(9,790)	—
Depreciation and amortization	3,700	3,991	10,360	11,800
EBITDA	6,630	6,409	10,709	5,230
Charges related to restructuring activities	1,580	1,628	4,657	3,641
Share-based compensation expense	1,639	1,570	6,965	5,873
Adjusted EBITDA(f)	$9,849	$9,607	$22,331	$14,744

	Three Months Ended
(In thousands)	September 30	June 30
	2020	2020
Net Loss	$(7,276)	$(16,619)
Income tax provision	2,050	750
Interest expense - net	7,395	7,031
Loss on debt extinguishment including debt finance charges and associated fees	761	6,599
Operating Income (Loss)	2,930	(2,239)
Gain on sale of business	—	(200)
Depreciation and amortization	3,700	3,253
EBITDA	6,630	814
Charges related to restructuring activities	1,580	1,685
Share-based compensation expense	1,639	4,126
Adjusted EBITDA(f)	$9,849	$6,625

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"Adjusted EBITDA(f)" is a non-GAAP financial measure, which is defined at the end of this press release.

INVACARE CORPORATION AND SUBSIDIARIES
BUSINESS SEGMENTS (UNAUDITED)

The company operates in two primary business segments: North America and Europe with each selling the company's primary product categories, which includes: lifestyle, mobility and seating and respiratory therapy products. Sales in Asia Pacific, which do not meet the quantitative criteria for determining reportable segments, are reported in All Other and include products similar to those sold in North America and Europe. Intersegment revenue for reportable segments was $30,768,000 and $84,439,000 for the three and nine months ended September 30, 2020 compared to $28,158,000 and $81,281,000 for the three and nine months ended September 30, 2019. The accounting principles applied at the operating segment level are generally the same as those applied at the consolidated financial statement level. Intersegment sales are eliminated in consolidation.

The information by segment is as follows:

	Three Months Ended			Nine Months Ended
(In thousands)	September 30			September 30
	2020	2019	Change	2020	2019	Change
Revenues from external customers
Europe	$116,285	$137,371	$(21,086)	$339,147	$396,206	$(57,059)
North America	88,055	87,118	937	261,595	262,915	(1,320)
All Other (sales in Asia Pacific)	7,566	11,285	(3,719)	25,904	35,930	(10,026)
Consolidated	$211,906	$235,774	$(23,868)	$626,646	$695,051	$(68,405)

Operating income (loss)
Europe	$7,600	$11,365	$(3,765)	$16,624	$22,617	$(5,993)
North America	2,992	(1,694)	4,686	5,759	(7,316)	13,075
All Other*	(6,082)	(5,625)	(457)	(17,377)	(18,230)	853
Charge related to restructuring activities	(1,580)	(1,628)	48	(4,657)	(3,641)	(1,016)
Gain on sale of business	—	—	—	9,790	—	9,790
Consolidated operating income (loss)	2,930	2,418	512	10,139	(6,570)	16,709
Net gain on convertible debt derivatives	—	—	—	—	1,197	(1,197)
Loss on debt extinguishment including debt finance charges and fees	(761)	(280)	(481)	(7,360)	(280)	(7,080)
Net interest expense	(7,395)	(6,879)	(516)	(21,042)	(21,666)	624
Loss before income taxes	$(5,226)	$(4,741)	$(485)	$(18,263)	$(27,319)	$9,056

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* “All Other” consists of operating income (loss) associated with the company's businesses in the Asia Pacific region and unallocated corporate selling, general and administrative ("SG&A") expenses and intersegment eliminations, which do not meet the quantitative criteria for determining reportable segments.

INVACARE CORPORATION AND SUBSIDIARIES
BUSINESS SEGMENT NET SALES (UNAUDITED)

The following tables provide net sales changes by segment as reported and as adjusted to exclude the impact of foreign exchange translation and divestitures (constant currency net sales(a)) for the three-month and nine-month periods referenced below. The current year constant currency net sales are translated using the prior year's foreign exchange rates. These amounts are then compared to the prior year's sales to calculate the constant currency net sales change.

Three months ended September 30, 2020 compared to September 30, 2019:

	Reported	Foreign Exchange Translation Impact	Divestiture Impact	Constant Currency
Europe	(15.3)%	2.2%	—%	(17.5)%
North America	1.1	(0.1)	—	1.2
All Other (sales in Asia Pacific)	(33.0)	3.2	(33.1)	(3.1)
Consolidated	(10.1)%	1.5%	(1.6)%	(10.0)%

Nine months ended September 30, 2020 compared to September 30, 2019:

	Reported	Foreign Exchange Translation Impact	Divestiture Impact	Constant Currency
Europe	(14.4)%	(1.1)%	—%	(13.3)%
North America	(0.5)	(0.2)	—	(0.3)
All Other (sales in Asia Pacific)	(27.9)	(3.5)	(26.9)	2.5
Consolidated	(9.8)%	(0.7)%	(1.4)%	(7.7)%

INVACARE CORPORATION AND SUBSIDIARIES
BUSINESS SEQUENTIAL SEGMENT NET SALES (UNAUDITED)

The following table provides net sales at reported rates for the quarters ended September 30, 2020 and June 30, 2020, respectively, and net sales of the quarter ended September 30, 2020 as translated at the foreign exchange rates for the quarter ended June 30, 2020 with each then compared to each other (constant currency sequential net sales(b)). The company is including this disclosure to illustrate the effect of the pandemic on its segments' net sales.

Three months ended September 30, 2020 compared to June 30, 2020:

	3Q20 at Reported Exchange Rates	Foreign Exchange Translation Impact	3Q20 at 2Q20 Foreign Exchange Rates	2Q20 at Reported Foreign Exchange Rates	Sequential Growth $	Sequential Growth %
Europe	$116,285	$(6,276)	$110,009	$101,894	$8,115	8.0%
North America	88,055	(342)	87,713	86,569	1,144	1.3
All Other (sales in Asia Pacific)	7,566	(534)	7,032	7,837	(805)	(10.3)
Consolidated	$211,906	$(7,152)	$204,754	$196,300	$8,454	4.3%

INVACARE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)

(In thousands)	September 30, 2020	December 31, 2019
Assets
Current Assets
Cash and cash equivalents	$86,825	$80,063
Trade receivables, net	108,957	116,669
Installment receivables, net	261	736
Inventories, net	145,452	120,500
Other current assets	37,635	37,909
Total Current Assets	379,130	355,877
Other Assets	3,991	4,216
Intangibles	27,770	26,447
Property and Equipment, net	53,112	46,607
Financing Lease Assets, net	65,108	26,900
Operating Lease Assets, net	13,075	18,676
Goodwill	401,665	373,403
Total Assets	$943,851	$852,126
Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$93,160	$88,003
Accrued expenses	124,666	120,947
Current taxes payable	2,197	345
Current portion of financing lease obligations	3,352	2,514
Current portion of operating lease obligations	5,843	6,790
Short-term debt and current maturities of long-term obligations	4,062	58
Total Current Liabilities	233,280	218,657
Long-Term Debt	238,202	219,464
Long-Term Obligations - Financing Leases	63,950	26,480
Long-Term Obligations - Operating Leases	7,182	12,060
Other Long-Term Obligations	70,748	66,949
Shareholders’ Equity	330,489	308,516
Total Liabilities and Shareholders’ Equity	$943,851	$852,126

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION FROM NET CASH PROVIDED (USED) BY
OPERATING ACTIVITIES TO FREE CASH FLOW(g)

	Three Months Ended		Nine Months Ended
(In thousands)	September 30		September 30
	2020	2019	2020	2019
Net cash provided (used) by operating activities	$4,147	$15,121	$822	$(4,732)
Plus:
Sales of property and equipment	3	9	396	73
Less:
Purchases of property and equipment	(5,945)	(2,856)	(16,824)	(7,177)
Free Cash Flow(g) (usage)	$(1,795)	$12,274	$(15,606)	$(11,836)

	Three Months Ended
(In thousands)	September 30	June 30
	2020	2020
Net cash provided by operating activities	$4,147	$6,514
Plus:
Sales of property and equipment	3	389
Less:
Purchases of property and equipment	(5,945)	(8,758)
Free Cash Flow(g) (usage)	$(1,795)	$(1,855)
__________
"Free Cash Flow(g) is a non-GAAP financial measure, which is defined at the end of this press release.

Definitions of Non-GAAP Financial Measures
(a) "Constant currency net sales" is a non-GAAP financial measure, which is defined as net sales excluding the impact of foreign currency translation and further adjusted to exclude the impact of the sale of Dynamic Controls, which was sold in March 2020 and not deemed a discontinued operation for financial reporting purposes. The current year's functional constant currency net sales are translated using the prior year's foreign exchange rates. These amounts are then compared to the prior year's sales to calculate the constant currency net sales change. The "Business Segments Net Sales" table accompanying this press release compares net sales as reported and net sales excluding the effects of foreign exchange translation by segment and for the consolidated company for the three and nine months ended September 30, 2020 and September 30, 2019, respectively. The company believes that this financial measure provides meaningful information for evaluating the core operating performance of the company. This financial measure is reconciled to the related GAAP financial measures in the "Business Segment Net Sales" table included in this press release.
(b) "Constant currency sequential net sales" is a non-GAAP financial measure, in which a given quarter's net sales are compared to the most recent prior quarter's net sales with each quarter's net sales translated at the foreign exchange rates for the most recent prior quarter. The company believes that this financial measure provides meaningful information for evaluating the core operating performance of the company. This financial measure is reconciled to the related GAAP financial measures in the "Business Segment Net Sales" table included in this press release.
(c) "Constant Currency SG&A" is a non-GAAP financial measure, which is defined as selling, general and administrative ("SG&A") expense excluding the impact of foreign currency translation and further adjusted to exclude the impact of the sale of Dynamic Controls, which was sold in March 2020 and not deemed a discontinued operation for financial reporting purposes. The current period's functional constant currency SG&A expenses are translated using the prior year's foreign exchange rates. These amounts are then compared to the prior year's SG&A expenses to calculate the constant currency SG&A expenses change.
(d) "Constant currency sequential SG&A" is a non-GAAP financial measure, which is defined as selling, general and administrative ("SG&A") expense excluding the impact of foreign currency translation. The current quarter's functional constant currency SG&A expenses are translated using the prior quarter's foreign exchange rates. These amounts are then compared to the prior quarter's SG&A expenses to calculate the constant currency sequential SG&A change.
(e) "Adjusted net loss per share" is a non-GAAP financial measure, which is defined as adjusted net loss(h) divided by weighted average shares outstanding, assuming dilution. It should be noted that the company's definition of adjusted net loss per share may not be comparable to similar measures disclosed by other companies because not all companies and financial analysts calculate adjusted net loss per share in the same manner. The company believes that its exclusion adjustments are generally recognized by the industry in which it operates as relevant in computing Adjusted net loss per share as a supplementary non-GAAP financial measure used by financial analysts and others in the company's industry to meaningfully evaluate operating performance. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation of Net Earnings (Loss) Per Share to Adjusted Net Loss per Share” table included in this press release.
(f) "Adjusted EBITDA" is a non-GAAP financial measure, which is defined as earnings before interest, taxes, depreciation and amortization and calculated as net loss plus: income taxes, interest expense-net, net gain or loss on convertible debt derivatives, loss on debt extinguishment including debt finance charges and fees, net gain on sale of business, and depreciation and amortization, as further adjusted to exclude charges related to restructuring activities, and share-based compensation expense. It should be noted that the company's definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other companies because not all companies and financial analysts calculate Adjusted EBITDA in the same manner. The company believes that this financial measure provides meaningful information which is used by financial analysts and others in the company's industry to evaluate the performance of the company. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation of Net Loss to Adjusted EBITDA” table included in this press release.
(g) "Free cash flow" is a non-GAAP financial measure, which is defined as net cash provided (used) by operating activities less purchases of property and equipment plus proceeds from sales of property and equipment. The company believes that this financial measure provides meaningful information for evaluating the overall financial performance of the company and its ability to repay debt or make future investments. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation from Net Cash Used by Operating Activities to Free Cash Flow” table included in this press release.

(h) "Adjusted net loss" is a non-GAAP financial measure, which is defined as net loss before income tax provision and excluding the amortization of convertible debt discounts recorded in interest expense ($3.0 million and $8.6 million pre-tax for the three and nine months ended September 30, 2020 and $2.8 million and $9.4 million for the three and nine months ended September 30, 2019), loss on debt extinguishment including debt finance charges and fees ($0.8 million and $7.4 million pre-tax for the three and nine months ended September 30, 2020 and $0.3 million for the three and nine months ended September 30, 2019), gain on sale of business ($0.0 million and $9.8 million pre-tax for the three and nine months ended September 30, 2020), net gain on convertible debt derivatives ($0.0 million and $1.2 million for the three and nine months ended September 30, 2019), and adjusted income taxes. Adjusted income taxes are computed as taxes as calculated for GAAP then adjusted for an expense or benefit at the statutory rate related to pretax adjustments related to locations without a valuation allowance, the exclusion of uncertain tax liabilities deemed not related to current operations or the exclusion of taxes related to nonrecurring sales of non-inventory product or entities on an intercompany basis as well as the impact from the sale of Dynamic Controls, which was sold in March 2020. (Note: The U.S. is in a full valuation allowance and accordingly, no tax expense adjustments are appropriate related to U.S. pre-tax adjustments.) This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation of Net Earnings (Loss) per Share to Adjusted Net Loss Per Share” table included in this press release.